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Exhibit 5.2

December 20, 2019

Ekso Bionics Holdings, Inc.

1414 Harbour Way South, Suite 1201

Richmond, California 94804

Re:	Issuance and Sale of 11,111,116 Shares of Common Stock, and warrants to purchase up to 9,111,115 Shares of Common Stock, of Ekso Bionics Holdings, Inc.

Ladies and Gentlemen:

We are acting as counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale (the “Offering”) of 11,111,116 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), warrants to purchase up to 8,333,337 shares of Common Stock to be issued to the purchasers of the above-referenced shares (the “Investor Warrants”), warrants to purchase up to 777,778 shares of Common Stock (the “Placement Agent Warrants”, and together with the Investor Warrants, the “Warrants”) to be issued to persons affiliated with H.C. Wainwright & Co., LLC (the “Placement Agent”) as partial compensation for services performed by the Placement Agent in connection with the Offering, up to 8,333,337 shares of Common Stock issuable pursuant to the exercise of the Investor Warrants (the “Investor Warrant Shares”) and up to 777,778 shares of Common Stock underlying the Placement Agent Warrants (the “Placement Agent Warrant Shares”, and together with the Investor Warrant Shares, the “Warrant Shares”). The above-referenced shares of Common Stock, the Warrants and the Warrant Shares, collectively, will be referred to herein as the “Securities”. The Offering is made pursuant to a Registration Statement on Form S-3 (File No. 333-218517) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on June 16, 2017, the related prospectus included therein (the “Base Prospectus”), and the prospectus supplement dated December 18, 2019 filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The shares of Common Stock and the Investor Warrants are to be sold by the Company pursuant to a securities purchase agreement (the “Purchase Agreement”) entered into by and among the Company and the purchaser of such shares and Investor Warrants, and in the manner described in the Prospectus.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) certain resolutions of the Board of Directors of the Company (the “Board”) and the Financing Committee of the Board, relating to the issuance, sale and registration of the Securities, (ii) the Registration Statement; (iii) the Prospectus, (iv) the form of Warrants; and (v) the form Purchase Agreement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.  Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

In rendering our opinion set forth below, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Warrants, when issued as set forth in the Prospectus, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), limitations on the availability of equitable relief, including specific performance, and implied covenants of good faith and fair dealing.

We express no opinion as to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP